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                                 EXHIBIT 10.7

                                    AMENDED
                               SERVICE AGREEMENT


  THIS SERVICE AGREEMENT is entered into this 1st day of January, 1997, by and between MILLER OIL CORPORATION, a Michigan corporation ("MOC"), Eagle Investment, Inc., a Michigan corporation ("Eagle"), and supersedes all similar and existing agreements.

                        RECITALS

  Eagle and desire to obtain various services and the expertise necessary to acquire, maintain, develop, select, explore and operate oil and gas leases in the State of Michigan, throughout the Continental United States and internationally. Eagle does not desire to hire the personnel necessary to perform such services, as the frequency and extent of Eagle's oil and gas investments may vary dramatically from time to time.

  MOC employs various individuals with experience in the areas of general administration, oil and gas lease acquisition, lease management, geological and geophysical sciences, mapping, drafting, engineering, and financial and tax management and general estate planning. MOC desires to provide its services to Eagle on the terms and conditions set forth in this Agreement.


           ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

  1. Services. MOC agrees to provide Eagle with such services as the parties agree are necessary and desirable to permit Eagle to operate their business in the ordinary course, including, but not limited to, the following:

      (a) Recommend the acquisition of certain oil and gas mineral leases, minerals or fee interests.

      (b)  Rental and expiration recommendation reporting.

      (c)  Coordination of geological and geophysical services.

      (d)  Development of prospects.

      (e) Coordination of permitting, drilling, completion, facility construction and operation, contract negotiations of oil and gas purchase and sale contracts and negotiation of farm-in and farm-out agreements.

      (f)  Maintenance of joint venture participant communication and reporting.
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      (g)  Raising capital or investment funds as desired by Eagle.

      (h) Representation of Eagle through state, national and international industry organizations and associations.

      (i) Representation on legal and legislative matters and regulatory affairs.

      (j) Accounting, financial, and tax preparation and analysis, including budget preparation.

      (k) Risk management, securing of all personal, property and casualty insurance.

      (l)  Review and/or development of annual reserve appraisal.

      (m)  Drafting and cartographic services.

      (n) Clerical, tax and/or management functions associated with any of the above services, including securing of any and all outside professionals.

      (o) Analyze and recommend venture capital opportunities available outside the oil and gas industry.

      (p) Engineering and consulting services to Eagle to efficiently and economically maintain the producing properties.

  2. MOC Personnel. It is understood that the services provided to Eagle hereunder will be performed by those employees of MOC who perform equivalent services for MOC in the normal course of their employment. Accordingly, MOC shall not be obligated to make available any services to the extent that doing so would unreasonably interfere with the performance by an MOC employee of services for MOC or otherwise cause unreasonable burden to MOC, in light of the purposes of this Agreement. The parties agree that upon thirty (30) days' prior written notice to Eagle, MOC may reduce the level of any services provided under this Agreement consistent with a reduction of MOC's provision of comparable services for itself. Notwithstanding the other provisions of this Agreement to their contrary, the obligation of MOC to make available services may be terminated in whole or in part by MOC or Eagle upon not less than sixty (60) days' prior written notice to Eagle or to MOC, as the case may be.

  3.   Compensation.

      (a) Fee for Services. CEM and Eagle will each pay to MOC a fixed fee of $50,000 per quarter, subject to (annual) adjustments to be negotiated by the parties, for making the services available whether or not Eagle elects to utilize

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          the services; provided, however, that in the event of the
          termination by MOC or by Eagle of MOC's obligations to provide any of the services, such fixed fee shall be appropriately reduced. Such fees shall be due and payable by Eagle on the first business day of each quarter during the period in which services are being provided. Eagle shall also pay to MOC such additional fees in an amount to be agreed to by the parties as from time to time may be required for certain specialized services provided by MOC.

      (b) Expenses. Eagle shall reimburse MOC for its out-of-pocket expenses (other than any wage or fringe benefit costs of MOC employees) incurred in providing the services. Such reimbursement payments shall be due and payable 15 days after receipt of invoices therefor.

  4. Independent Contractor Status. MOC shall render and perform the services hereunder as an independent contractor in accordance with its own standards, subject to its compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations. Neither this Agreement nor any operation under it is intended to be, or shall be deemed to be, or shall be treated as a general or limited partnership, association, joint venture, or agency relationship between MOC and Eagle.

  5.   Disclaimer; Limited Liability.

      (a) MOC makes no express or implied representation, warranty, or guarantee relating to the services to be performed under this Agreement or the quality or results of the services.

      (b) MOC shall not be liable to Eagle for any expense, claim, loss or damage, including, without limitation, indirect, special, consequential or exemplary damages suffered other than by reason of MOC's intentional failure to perform, or gross negligence in performing, the services pursuant to this Agreement.

  6. Confidentiality. Each party shall hold, and cause its affiliates and their consultant and advisors to hold, in strict confidence, all information concerning the other party in its possession or furnished by the other or the other's party in its pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and neither party shall release or disclose such information to any other person, except its advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by counsel, by other requirements of law. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the

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other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

  7. Term and Effective Date. This Agreement shall become effective January 1, 1997, and may be canceled at any time for any reason by either party hereto by giving the other party to this agreement sixty (60) days' advance written notice.

  8. Warranty; Indemnification. MOC does not warrant the title to any instrument offered to Eagle. Eagle agrees to defend, indemnify, and hold harmless MOC against and in respect of any and all loss, cost, damage or expense, incurred with respect to any claims, actions, suits, proceedings or assessments arising out of the services provided by MOC or the settlement thereof, including, without limitation, interest, penalties and reasonable attorneys fees, costs and expenses.

  9. Assignment. Neither party to this agreement may assign, convey, transfer or sell its rights and/or obligations herein without the advance written consent of the other party hereto.

  10. Entire Agreement. This Agreement encompasses the entire understanding and agreement between the parties and hereby supersedes any and all prior or contemporaneous agreements, oral or written, made between the parties with respect to the subject matter hereof and the transactions herein contemplated.

  11. Delay and Waiver. No delay on the part of either party in exercising any of its respective rights hereunder of the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as waiver of any such rights or acquiescence thereto, except for the specific instance of delay, waiver or acquiescence.

  12. Amendment. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

  13. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. No provision of this Agreement shall in any other way inure to the benefit of any third person so as to constitute any such person as a third party beneficiary of the Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

  14. Severability. The invalidity or supersedes of any provision of this Agreement pursuant to any applicable law shall not affect the validity or enforceability of the remaining provisions hereof, but this Agreement shall be construed as if not containing the provision held invalid or unenforceable.
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  15.  Applicable Law.  This Agreement has been made and entered into the State of Michigan, and in the event of any dispute hereunder this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

  16. Headings. The headings to the various paragraphs of this Agreement have been inserted for convenient reference only, and shall not have the effect of amending or changing the express terms and provisions of this Agreement.


  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                     MILLER OIL CORPORATION



                     By: /s/Kelly E. Miller
                        Kelly E. Miller
                     Its: President


                     EAGLE INVESTMENTS, INC.



                     By: /s/C.E. Miller
                        C. E. Miller
                     Its: ___________________________________



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